EXHIBIT 10.26

MORTGAGE LOAN PURCHASE AGREEMENT

This Mortgage Loan Purchase Agreement is dated and effective as of June 20, 2003 (the “Agreement”), between Encore Credit Corp., having an address at 101 Innovation Drive, Suite 200, Irvine, California 92612 (the “Seller”), and Countrywide Home Loans, Inc., having an address at 4500 Park Granada, Calabasas, California 91302 (the “Purchaser”).

R E C I T A L S

The Seller desires to sell and transfer to the Purchaser from time to time, and the Purchaser desires to purchase from the Seller from time to time, certain mortgage loans identified in a Purchase Confirmation (as defined below) executed by the Purchaser and the Seller, including all servicing rights relating thereto (as defined herein, the “Mortgage Loans”) upon such terms set forth below.

In consideration of the promises and the mutual agreements and undertakings set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supercede such term:

Accrued Interest: With respect to each Mortgage Loan, accrued interest due and payable in accordance with the terms of the respective Mortgage Note on the Stated Principal Balance of the Mortgage Loans, up to a maximum of fifty nine (59) days of accrued interest as to any Mortgage Loan, at a rate equal to the Mortgage Interest Rate as to each Mortgage Loan, from the date through which interest has last been paid (as of the related Cut-off Date) through the earlier of (i) one day prior to the related Closing Date, or (ii) in the event of a payoff, one day prior to such payoff; provided, however, that in no event shall the Purchaser be obligated to pay accrued interest as to any Mortgage Loan that is thirty (30) days or more delinquent as of the related Cut-off Date. In the event that the related Closing Date is delayed for any reason beyond the related Closing Date, then any accrued interest otherwise due hereunder subsequent to the related Closing Date shall be calculated at the then-prevailing one month London Interbank Offered Rate.

Adjustable Rate Mortgage Loan or ARM: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

Agencies: Both Fannie Mae and Freddie Mac.

Agreement: This Mortgage Loan Purchase Agreement, including all exhibits and supplements hereto, and all amendments hereof.

ALTA: The American Land Title Association or any successor thereto.

Appraised Value: With respect to any Mortgage Loan, the value of the related Mortgaged Property based upon the lesser of (i) the appraisal made for the originator at the time of origination of the Mortgage Loan or (ii) the purchase price of the Mortgaged Property at the time of origination of the Mortgage Loan with respect to a refinanced Mortgage Loan in which the Mortgagor purchased the related Mortgaged Property twelve (12) months or more prior to the origination date of such refinanced Mortgage Loan, such value is based solely upon the appraisal made at the time of origination of such refinanced Mortgage Loan.

Balloon Mortgage Loan: Any Mortgage Loan wherein the Mortgage Note matures prior to full amortization and requires a final and accelerated payment of principal.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of California, are authorized or obligated by law or executive order to be closed.

Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto.

Closing: The consummation of the sale and purchase of each Mortgage Loan Package.

Closing Date: With respect to each sale and purchase of a Mortgage Loan Package as contemplated hereunder, the closing date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the related Trade Confirmation and Purchase Confirmation.

Convertible Mortgage Loan: Any Adjustable Rate Mortgage Loan that contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan in accordance with the terms of the related Mortgage Note.

Cooperative Corporation: The cooperative apartment corporation that holds legal title to a Cooperative Project and grants occupancy rights to units therein to stockholders through proprietary leases or similar arrangements.

Cooperative Loan: A Mortgage Loan secured by a pledge of the Cooperative Shares and the appurtenant proprietary lease on a Cooperative Unit and identified as such in the Mortgage Loan Schedule.

Cooperative Project: With respect to a Cooperative Unit, all real property owned by a Cooperative Corporation including the land, separate dwelling units and all common elements.

Cooperative Shares: The shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit, which shares are represented by a Stock Certificate and are owned by a Mortgagor.

Cooperative Unit: A specific dwelling unit in a Cooperative Project, which unit is the subject of a proprietary lease and is identified as such in the Mortgage Loan Schedule.

Custodial Agreement: The agreement, if any, executed by the Seller, the Purchaser and the Custodian governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, in a form acceptable to the Purchaser.

Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided.

Cut-off Date: With respect to each sale and purchase of a Mortgage Loan Package as contemplated hereunder, the cut-off date as set forth in the related Purchase Confirmation.

Due Date: The day of the month on which a Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Escrow Account: An account or accounts maintained by the Seller, or the Seller’s predecessor in interest, maintained for the deposit of Escrow Payments received in respect of one or more Mortgage Loans.

Escrow Balances: Escrow Payment balances remaining after advances by Seller for taxes and insurance to the extent documented under a detailed statement provided to the Purchaser.

Escrow Payments: The amounts held in Escrow Accounts which include amounts being held for payment of taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor pursuant to any Mortgage Loan.

Fannie Mae: The Federal National Mortgage Association or any successor thereto.

Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine the Mortgage Interest Rate for such Mortgage Loan.

Hazardous Substances: Any substances, materials or waste that are or become regulated under applicable federal, state or local laws or regulations or that are classified as hazardous or toxic under federal, state or local laws or regulations.

HMDA: The Home Mortgage Disclosure Act, as amended.

HUD: The Department of Housing and Urban Development or any successor thereto.

Index: With respect to each Adjustable Rate Mortgage Loan, the Index shall mean the rate per annum as set forth in the related Mortgage Loan Schedule with respect to each Mortgage Loan.

Interest Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

Interim Servicing Period: The period commencing with the Closing Date and ending with the related Servicing Transfer Date.

Lifetime Mortgage Interest Rate Cap: The absolute maximum Mortgage Interest Rate payable for an Adjustable Rate Mortgage Loan, above which the Mortgage Interest Rate shall not be adjusted, as provided in the related Mortgage Loan Schedule.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount to the Appraised Value of the Mortgage Loan.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

Mortgage: The mortgage, deed of trust or other such instrument securing a Mortgage Note, which creates a first lien or second lien, as specified in the related Mortgage Loan Schedule, on an unsubordinated estate in fee simple in real property securing the Mortgage Note or a first lien or second lien, as specified in the related Mortgage Loan Schedule, upon a leasehold estate of Mortgagor, as the case may be.

Mortgage File: The file containing the Mortgage Loan Documents, all other relevant documents in connection with the origination of a particular Mortgage Loan and all documents, files and other information reasonably necessary to service the Mortgage Loans.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, exclusive of any primary mortgage insurance, as adjusted from time to time in accordance with the provisions of the related Mortgage Note, if applicable.

Mortgage Loan: A mortgage loan identified in the related Mortgage Loan Schedule which is sold pursuant to this Agreement, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, any related Escrow Accounts, the Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting the Mortgage Loan Package.

Mortgage Loan Documents: The following documents pertaining to any Mortgage Loan:

(a) The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of             ” and signed in the name of the Seller by an authorized officer;

(b) The original Assignment of Mortgage for each Mortgage Loan in blank (except for Mortgage Loans registered with the MERS System);

(c) The original Mortgage with evidence of recording thereon;

(d) The originals of all intervening assignments of mortgage with evidence of recording thereon (except for Mortgage Loans registered with the MERS System, in which case, the originals of all intervening assignments of mortgage with evidence of recording thereon prior to the intervening assignment to MERS, if any);

(e) The original mortgagee title insurance policy;

(f) As to any Mortgage Loan which has been the subject of a modification, as indicated on the Mortgage Loan Schedule, the original modification agreement with evidence of recording thereon;

(g) As to any Mortgage Loan which is the subject of an outstanding modification offer, as indicated on the Mortgage Loan Schedule, a complete and true and correct copy of the modification offer;

(h) As to any Mortgage Loan which has been the subject of an assumption, the original assumption agreement with evidence of recording thereon; and

(i) As to any Mortgage Loan Document, defined herein, which is unavailable for delivery on the Closing Date because such document has been delivered to an Attorney for the purpose of handling foreclosure or bankruptcy matters relating to the servicing of the related Mortgage Loan and pursuant to a valid trust receipt therefor, then as to each such Mortgage Loan Document a true and correct copy of the trust receipt together with a complete and true and correct copy of the Mortgage Loan Document(s) subject thereto, with recording evidence indicated thereon as applicable.

Mortgage Loan Package: The Mortgage Loans sold to the Purchaser pursuant to a Purchase Confirmation and identified on a Mortgage Loan Schedule.

Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans included therein and made a part of the related Purchase Confirmation.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note.

Mortgagor: The obligor on a Mortgage Note.

Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust to be formed as part of a publicly or privately traded, rated or unrated mortgage pass-through, pay-through or other mortgage-backed securities transaction.

Periodic Mortgage Interest Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of a Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Adjustment Date above the Mortgage Interest Rate previously in effect, equal to the rate set forth in the related Mortgage Loan Schedule, if applicable.

Primary Mortgage Insurance Policy: A policy of primary mortgage guaranty insurance issued by a Qualified Insurer, providing an amount of coverage as delineated on the Mortgage Loan Schedule.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Confirmation: Those certain purchase confirmations substantially in the form of Exhibit E hereto, executed by the Seller and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the Purchase Price for such Mortgage Loans, the Closing Date, the Cut-off Date and the Servicing Transfer Date.

Purchase Price: With respect to each Mortgage Loan, the purchase price to be paid by the Purchaser for such Mortgage Loan (including the Servicing Rights relating thereto) which shall equal, unless specified otherwise in the Purchase Confirmation, the product of (a) the Purchase Price Percentage for such Mortgage Loan, times (b) the Stated Principal Balance of the Mortgage Loan.

Purchase Price Percentage: The purchase price percentage set forth in the Purchase Confirmation.

Purchase Proceeds: The purchase proceeds to be paid by the Purchaser for the Mortgage Loans constituting each Mortgage Loan Package, as set forth in a funding schedule in the form of Exhibit B hereto.

Purchaser: Any entity which purchases the Mortgage Loans pursuant to this Agreement or its successor in interest or any successor or assign to or designee of the Purchaser under this Agreement as herein provided. Unless the context requires otherwise, all references to “Purchaser” in this Agreement shall be deemed to include such Purchaser’s successors in interest, assignees or designees.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, and whose claims paying ability is rated in the two highest rating categories by Best’s with respect to hazard and flood insurance.

Reconstitution Agreements: Any of the agreement or agreements entered into by the Purchaser and/or certain third parties, and if necessary the Seller, on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans conveyed hereunder, in connection with a Whole Loan Transfer or a Pass-Through Transfer as set forth in Section 4.8.

Reconstitution Date: The date or dates on which any or all of the Mortgage Loans purchased pursuant to this Agreement shall be reconstituted as part of a Whole Loan Transfer or a Pass-Through Transfer pursuant to Section 4.8.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

REO File: With respect to each REO Property, the documents and items pertaining to such REO Property delivered by Seller to Purchaser in accordance with Section 2.6(d)(vi) and all other documents executed or provided to Seller or in the possession of Seller in connection with the acquisition, management or maintenance of the REO Property.

REO Property: A Mortgaged Property (including rights with respect to any cooperative unit) including all buildings on the Mortgaged Property, and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, acquired by the Seller through foreclosure, acceptance of a deed-in-lieu of foreclosure or otherwise.

REO Property Schedule: The schedule of REO Properties, as reflected on the Mortgage Loan Schedule attached hereto as Exhibit A, such schedule setting forth the following information with respect to each REO Property, if any, to be purchased pursuant to this Agreement: (a) the street address of the REO Property; (b) a code indicating whether the REO Property is occupied and (c) a code indicating whether the REO Property is a condominium, cooperative unit, residential or commercial property.

Repurchase Price: With respect to any Mortgage Loan, a price equal to the sum of (a) the product of (i) the unpaid principal balance of the Mortgage Loan at the time of repurchase, and (ii) the greater of par or the Purchase Price Percentage (subject to any buyup or buydown adjustments as contemplated in the Trade Confirmation), plus (b) interest on such unpaid principal balance at the Mortgage Interest Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, plus (c) any outstanding escrow advances, any outstanding servicing advances made by the Purchaser on account of the Mortgage Loan and any other amounts paid by the Purchaser on account of out-of-pocket expenditures, including reasonable attorneys’ fees and costs, customarily expended or incurred in connection with the type of mortgage loans being purchased hereunder, made by the Purchaser with respect to such Mortgage Loan, plus (d) any costs and damages that may be assessed to the Purchaser due to the Mortgage Loan being found to violate a predatory/abusive lending law.

Segment(s): One or more segments of Mortgage Loans (each, a “Segment”) comprising the segment(s) of Mortgage Loans set forth in the related Mortgage Loan Schedule, whether individually or in the aggregate, as applicable.

Servicing Advances: With respect to each Mortgage Loan, the customary, reasonable and necessary “out of pocket” costs and expenses incurred by Seller in the performance of its servicing obligations (including, but not limited to, the cost of (i) the preservation, restoration and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures) for which Seller has not been reimbursed.

Servicing Rights: With respect to each Mortgage Loan, any and all of the following: (a) all rights to service the Mortgage Loans; (b) any payments or monies payable or received for servicing the Mortgage Loans; (c) any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such Servicing Rights and all rights of the Seller thereunder, including, but not limited to, any clean-up calls and termination options; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto; (f) all accounts and other rights to payments related to any of the property described in this paragraph; (g) possession and use of any and all Mortgage Files pertaining to the Mortgage Loans or pertaining to the past, present, or prospective servicing of the Mortgage Loans; and (h) all rights, powers and privileges incident to any of the foregoing.

Servicing Transfer Date: With respect to each sale and purchase of Mortgage Loans as contemplated hereunder, the servicing transfer date as set forth in the related Purchase Confirmation, or such other date as the Purchaser may select upon reasonable notice to the Seller.

Stated Principal Balance: The unpaid principal balance of the Mortgage Loans at the related Cut-off Date, after application of scheduled payments of principal due on or before the related Cut-off Date, whether or not collected.

Stock Certificate: A certificate or certificates evidencing ownership of Cooperative Shares and issued by the Cooperative Corporation.

Stock Power: An original assignment of Stock Certificate.

Trade Confirmation: A letter agreement executed by the Seller and the Purchaser prior to the applicable Closing Date confirming the general terms and conditions of a prospective transaction contemplated herein and identifying certain of the loan characteristics of the Mortgage Loans constituting the Mortgage Loan Package to be purchased hereunder.

Transaction Documents: With respect to any Mortgage Loan Package purchased by the Purchaser hereunder, the related Trade Confirmation, the related Purchase Confirmation and this Agreement.

Whole Loan Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans in a whole loan format.

ARTICLE II

SALE OF THE MORTGAGE LOANS

Section 2.1 Agreement of Sale. On the related Closing Date, the Seller does hereby agree to sell, convey, transfer and assign to the Purchaser all right, title and interest in and to the Mortgage Loans, the Servicing Rights, the Mortgage Files and the Escrow Accounts relating to the Mortgage Loans, all in accordance with the terms and conditions set forth herein. The Seller confirms that its agreement to sell, convey, transfer and assign to Purchaser the Mortgage Loans as provided in this Agreement shall occur automatically each time it enters into a Purchase Confirmation with the Purchaser and accepts payment from the Purchaser as provided herein. On and after the related Closing Date, the Seller shall hold the Mortgage Loan Documents and Mortgage Files in trust for the Purchaser and shall act only in accordance with the terms of this Agreement and the Purchaser’s instructions with respect thereto.

Section 2.2 Payment of the Purchase Proceeds On the related Closing Date, the Purchaser shall pay to the Seller the Purchase Proceeds, by wire transfer in immediately available funds to the account designated by the Seller. Upon completion of the wire transfer to the Seller’s designated account, the Purchaser shall own the Mortgage Loans and the Servicing Rights, free and clear of any lien or encumbrance whatsoever.

Section 2.3 Entitlement to Payment on the Mortgage Loans. The Purchaser shall own and be entitled to all payments, collections and recoveries of principal and interest received or applied to any Mortgagor’s account after the related Cut-off Date. All payments and remittances on the Mortgage Loans received by the Seller after the related Closing Date and payable to the Purchaser shall be paid promptly to the Purchaser in accordance to the terms set forth in Article IV or Article V, as applicable.

Section 2.4 Examination of Mortgage Loan Documents by the Purchaser. Prior to each Closing Date, the Purchaser shall have the right to review the Mortgage File and, based on its review, decline to purchase any Mortgage Loan which the Purchaser, in its sole discretion, determines not to be in compliance with each of the representations and warranties contemplated hereby or which is otherwise unsatisfactory to the Purchaser in its reasonable discretion. It is expressly understood by the parties that the Purchaser is purchasing the Mortgage Loans for the express purpose of reselling such Mortgage Loans to a subsequent purchaser and, as such, the Purchaser’s right to decline to purchase any of the Mortgage Loans as contemplated above may be directly influenced by the results of such subsequent purchaser’s own due diligence on the Mortgage Loans. The Seller agrees to deliver or make available to the Purchaser a complete Mortgage File for each Mortgage Loan on or before such date as may be reasonably requested by the Purchaser. The fact that the Purchaser has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s right to demand repurchase or to avail itself of any other remedy available hereunder.

Section 2.5 Delivery of Mortgage Loan Documents. At least two (2) Business Days prior to the related Closing Date unless otherwise specified in the related Transaction Documents, the Seller shall deliver the Mortgage Loan Documents with respect to each Mortgage Loan to the Purchaser or a bonded third party custodian (the “Custodian”) and, in the case of the latter, shall cause the Custodian to deliver to the Purchaser a custodian’s certification pursuant to which the Custodian certifies to the Purchaser that (i) with respect to each Mortgage Loan, it has in its possession originals of each of the Mortgage Loan Documents, (ii) all of the Mortgage Loan Documents appear on their face to be genuine originals or copies, as applicable, and (iii) upon the Purchaser’s wiring of the Purchase Proceeds to the Seller, that the Custodian shall hold the Mortgage Loan Documents with respect to each Mortgage Loan in trust for the Purchaser and will, subsequent thereto, act only in a manner consistent with the Purchaser’s instructions with respect thereto. In the event that any of the Mortgage Loan Documents set forth in clauses (c) through (e) of the definition of Mortgage Loan Documents in Article I have not been delivered to the Purchaser in the time specified above (the “Missing Documents”) either because such Missing Documents have not been returned by the applicable public recording office with respect to items (c) and (d), or because the final original title policy has not yet been issued by the title company with respect to item (e), then the Seller shall deliver to the Purchaser certified true and correct copies of the same with respect to items (c) and (d) and either the Preliminary Title Report or the Title Commitment, as applicable, with respect to item (e), and the Seller shall further deliver the originals of any such Missing Documents promptly upon its receipt thereof, but in no event later than one hundred and eighty (180) days from the Closing Date. If the Seller fails to deliver any of the Missing Documents relating to a Mortgage Loan within the time specified above, the Seller shall, upon written request from the Purchaser, repurchase such Mortgage Loan in accordance with Section 3.3; provided, however, that the Seller has received notice from the Purchaser requesting the same within five hundred and forty (540) days from the Closing Date.

Section 2.6 Conditions to Closing. The Purchaser’s obligations hereunder with respect to any Mortgage Loan Package are subject to the fulfillment of the following conditions precedent. In the event that any of the conditions set forth below are not satisfied, the Purchaser shall not have any obligation to purchase any of the Mortgage Loans or to pay the Purchase Proceeds as contemplated hereunder and shall instead be entitled, in its sole discretion, to terminate this Agreement in its entirety as it relates to such Mortgage Loan Package.

(a) Each of the representations and warranties made by the Seller hereunder shall be true and correct in all material respects as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement.

(b) The Seller shall have delivered to the Purchaser all of the Mortgage Loan Documents in accordance with Section 2.5 and a complete Mortgage File with respect to each Mortgage Loan.

(c) Each of the terms and conditions set forth herein which are required to be satisfied on or before the related Closing Date shall have been satisfied unless waived by the prejudiced party(ies).

(d) The Seller shall have delivered to the Purchaser on or before the related Closing Date the following documents:

(1)	an executed Agreement;

(2)	the Mortgage Loan Schedule, which shall include, without limitation, the Stated Principal Balance of each Mortgage Loan;

(3)	an executed Funding Schedule, in the form of Exhibit B hereto;

(4)	an executed Officer’s Certificate, in the form of Exhibit C hereto;

(5)	an executed Authorized Signatories Agreement, in the form of Exhibit D hereto;

(6)	an executed Purchase Confirmation, in the form of Exhibit E hereto;

(7)	with respect to an REO Property:

(i)	a deed (“Deed”) of the REO Property (with the name of the grantee left blank) with such terms and provisions (and checks for transfer taxes due in connection therewith, if any) as shall be customary and appropriate under local laws for recording in the land records in the jurisdiction in which the REO Property is located, which Deed shall (A) convey all of the Seller’s rights, title and interest in and to the REO Property in fee simple subject only to such encumbrances approved by the Purchaser in advance of the Closing Date, (B) be in a form sufficient under applicable law to be deemed to contain covenants (or shall actually contain written covenants to the effect) that (1) the grantor has not previously conveyed any estate in the applicable property or any interest therein to any person or entity, (2) at the time of the conveyance of the property, such property is free and clear of any encumbrances, liens, assessments and taxes, except to the extent same constitute exceptions approved by the Purchaser prior to the Closing Date, (3) any rights to after acquired title are being transferred, and (4) containing any other customary covenants of seisin, rights to convey and quiet possession to the extent customary in the locale where such property is located, and (C) contain such other matters to which the Purchaser agrees to be subject to (in most jurisdictions, such Deed will typically be referred to as a Special Warranty Deed or a Bargain and Sale Deed With Covenants Against Grantor’s Acts);

(ii)	if the REO Property is a Cooperative Unit, a valid assignment of all the Seller’s right, title and interest in and to the Cooperative Shares and proprietary lease together with the agreement of the

Seller to cooperate in the transfer of said Cooperative Shares and proprietary lease to the Purchaser or the Purchaser’s nominee. In the event that such a transfer to the Purchaser or the Purchaser’s nominee is not consented to by the Cooperative Corporation, the Seller shall act as the Purchaser’s agent for purposes of transferring the Cooperative Shares and proprietary lease only, for no consideration, to a third party purchaser of the Cooperative Unit. In such event, the Seller’s only obligation shall be to act pursuant to and in accordance with the directions of the Purchaser for purposes of executing contracts of sale and of transferring the Cooperative Shares and executing all miscellaneous transfer documents;

(iii)	copies of foreclosure deeds, certificates of foreclosures, certificates of sale and of fact pursuant to Uniform Commercial Code foreclosure auctions and related documents by which Seller acquired its ownership rights to the REO Property to the extent applicable and in the possession of, or reasonably available to, Seller; in addition, with respect to each REO Property that is a Cooperative Unit, an original Stock Certificate in the name of the Seller’s original borrower with the Stock Power duly endorsed in blank (or, if endorsed to the Seller, endorsed by the Seller in blank), together with the original or a copy of the appurtenant proprietary lease;

(iv)	assignments of the Seller’s rights with respect to Cooperative Shares and proprietary leases, assigning to the Purchaser all of the Seller’s right, title and interest with respect thereto, and pursuant to which the Purchaser assumes all of the Seller’s duties and obligations with respect thereto, together with a notice from the Seller to each Cooperative Corporation, or the managing agent thereof of such assignment and assumption;

(v)	keys for each REO Property to the extent available and in the possession of the Seller or instructions as to where such keys are located;

(vi)	certifications stating that the Seller is not a “foreign person” pursuant to Section 1445(b)(2) of the Internal Revenue Code;

(vii)	an assignment of the Seller’s rights under any outstanding contract of sale with respect to any REO Property;

(viii)	the REO File;

(ix)	a valid certificate of occupancy for each commercial REO Property;

(x)	a copy of the most recent ALTA title policy and survey, if any, for the REO Property; and

(8)	such other documents related to the purchase and sale of the Mortgage Loans and the Servicing Rights as the Purchaser may reasonably request.

(e) The document specified in subsection (d)(1) shall only be required with respect to the initial Closing Date unless the Purchaser subsequently and reasonably requests the Seller to reexecute such documents.

Section 2.7 Record Title. Record title to each Mortgage and the related Mortgage Note shall be transferred by the Seller to the Purchaser. The Seller shall, with respect to any Mortgage Loan not registered with the MERS System, prepare and deliver to the Purchaser an original Assignment of Mortgage in blank, in each case, within the time and in the manner specified in Section 2.5. In addition, with respect to any Mortgage Loan not registered with the MERS System, the Seller shall, at the option of the Purchaser, prepare and deliver to the Purchaser an Assignment of Mortgage for each Mortgage Loan in the form of “COUNTRYWIDE HOME LOANS, INC. to blank (“                    ”).” The Seller shall bear the cost and expense related to (i) providing all Assignments of Mortgages and endorsements of Mortgage Notes for any transfer of record title required hereunder with respect to the obligations of the Mortgage Notes and the underlying security interest related to each Mortgage Loan and (ii) recording title of the Mortgage Loans including, but not limited to, recording fees and fees for title policy endorsements.

With respect to any Mortgage Loan registered with the MERS System, the Seller shall, on the Closing Date, take all actions necessary to cause the MERS System to reflect the Purchaser as the beneficial owner of the Mortgage Loans consistent with the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties Respecting the Seller. The Seller represents, warrants and covenants to the Purchaser that, as of the related Closing Date:

(a) The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to transact business in and is in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification and no demand for such qualification has been made upon the Seller by any state having jurisdiction and in any event the Seller is or will be in compliance with the laws of any such state to the extent necessary to insure the enforceability of each Mortgage Note and the sale of the Mortgage Loans and Servicing Rights as contemplated by this Agreement;

(b) The Seller has the full power and authority to enter into, execute, and deliver the Agreement and all documents and instruments executed and delivered pursuant hereto, and to perform its obligations and all transactions contemplated by this Agreement. The Seller has the full power and authority to hold each Mortgage Loan and to sell each Mortgage Loan and the Servicing Rights;

(c) Neither the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans or the Servicing Rights to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller’s certificate of incorporation or bylaws or result in a breach of any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject;

(d) The Seller is a mortgagee approved by the Secretary of HUD pursuant to sections 203 and 211 of the National Housing Act. The Seller’s (or its designated sub-servicer’s) facilities, procedures, and personnel are sufficient for the servicing of the Mortgage Loans as contemplated herein. No event has occurred, including but not limited to, a change in insurance coverage, which would make the Seller unable to comply with HUD eligibility requirements or which would require notification to HUD;

(e) The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(f) There is no action, suit, proceeding, investigation or litigation pending or, to the best of the Seller’s knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to the Seller, would adversely affect the sale of the Mortgage Loans or the Servicing Rights to the Purchaser, or the Seller’s ability to perform its obligations under this Agreement;

(g) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the terms of the Mortgage Loans, the delivery of the Mortgage Files to the Purchaser, the sale of the Mortgage Loans and the Servicing Rights to the Purchaser or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date;

(h) Neither the Agreement nor any statement, report or other document furnished or to be furnished by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained herein or therein not misleading in any material respect; and

(i) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes, the Mortgages and/or the Servicing Rights by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect and applicable to this transaction.

Section 3.2 Representations and Warranties Regarding Individual Mortgage Loans. With respect to each Mortgage Loan, unless otherwise indicated on the related Trade Confirmation and/or Purchase Confirmation, the Seller represents and warrants to the Purchaser that as of the related Closing Date:

(a) The information set forth in the Mortgage Loan Schedule, the Trade Confirmation, the information provided pursuant to Section 5.2(a) and Section 5.3(a) as of the related Servicing Transfer Date and in each Mortgage File is materially complete, true and correct;

(b) All payments required under the terms of the Mortgage Note to be made on or prior to the related Closing Date have been made; the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required under the Mortgage Loan; and there has been no delinquency of thirty (30) days or more in any payment by the Mortgagor thereunder during the last twelve (12) months. None of the Mortgagors is deceased and no Mortgage Loan is subject to any pending litigation, foreclosure, bankruptcy, insolvency, or reorganization proceeding. Notwithstanding the foregoing, with respect to any Mortgage Loan for which the Monthly Payment with a Due Date in the month of the related Closing Date has not been made, the Purchaser has nonetheless agreed to purchase such Mortgage Loan, provided, however, that if such Monthly Payment is not received by the Purchaser, whether from the Mortgagor directly or forwarded by the Seller if the Mortgagor has submitted the payment to the Seller, within thirty (30) days of the related Due Date, the Seller shall be deemed to have breached this warranty and representation with respect to such Mortgage Loan and such breach shall further be deemed to materially and adversely affect the value of such Mortgage Loan and the Purchaser’s interest therein, and the Seller shall, at the Purchaser’s option and not later than five (5) Business Days after receipt of notice from the Purchaser, repurchase such Mortgage Loan at the Repurchase Price notwithstanding anything contained herein to the contrary. Nothing contained in this Section 3.2(b) shall in any way limit any other rights of the Purchaser as provided hereunder;

(c) There are no delinquent taxes, water charges, sewer rents, assessments, insurance premiums, leasehold payments, including assessments payable in future installments, or other outstanding charges affecting the related Mortgaged Property;

(d) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which are in the Mortgage File and have been or will be recorded, if necessary to protect the interests of the Purchaser, and which have been delivered to the Purchaser, all in accordance with this Agreement. The substance of any such waiver, alteration or modification has been approved by the primary mortgage guaranty insurer, if any, and by the title insurer, to the extent required by the related policy, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the primary mortgage guaranty insurer, if any, and by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the Mortgage Loan Schedule, if executed prior to the related Closing Date;

(e) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(f) All buildings upon, or comprising part of, the Mortgaged Property are insured by a Qualified Insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming the Seller, its successors and assigns as mortgagee and all premiums thereon have been paid. If upon origination of the Mortgage Loan, the Mortgaged Property was, or was subsequently deemed to be, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), which require under applicable law that a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration (or any successor thereto) be obtained, such flood insurance policy is in effect which policy conforms to the requirements of the Agencies. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at Mortgagor’s cost and expense and, on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Mortgagor’s cost and expense and to obtain reimbursement therefor from the Mortgagor. Each Mortgage Loan has in place a fully-paid life of loan flood certification from a Fannie Mae or Freddie Mac approved vendor, assigned in care of the Purchaser, which provides for notification to the Purchaser of changes in designated flood areas which would affect such Mortgage Loan;

(g) Any and all requirements of any federal, state or local law including, without limitation, usury, predatory and abusive lending, truth in lending, real estate settlement procedures including, without limitation, the Real Estate Settlement Procedures Act of 1974, as amended, consumer credit and privacy protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects;

(h) The Mortgage has not been satisfied, canceled, subordinated, or rescinded, in whole or in part, and the Mortgaged Property, in whole or in part, has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

(i) The Mortgage is a valid, existing and enforceable first lien or second lien, as specified in the related Mortgage Loan Schedule, on the Mortgaged Property, including all improvements on the Mortgaged Property, if any, subject only to (a) the lien of current real property taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value (as defined in clause (i) of such definition) of the Mortgaged Property, (c) if a second lien, any first mortgage loan secured by the Mortgaged Property, and (d) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. The Seller has full right to sell and assign the Mortgage to the Purchaser;

(j) The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization;

(k) All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan transaction and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

(l) The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m) The Seller is the sole owner and holder of the Mortgage Loan and the related Servicing Rights and is the custodian of the related Escrow Account, if applicable. The Mortgage Loan has neither been assigned nor pledged (other than to one of the Seller’s warehouse lenders as identified by Seller), and the Seller has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan and the related Servicing Rights to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan and the related Servicing Rights to the Purchaser pursuant to the terms of this Agreement;

(n) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (a) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (b) (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association or national bank having principal offices in such state, or (iv) not deemed to be doing business in such state under applicable law;

(o) The Mortgage Loan is insured by an ALTA lender’s title insurance policy or a First American Title Insurance Company’s “Eagle Policy”, issued by a title insurer who is a Qualified Insurer, insuring the Seller, its successors and assigns as to the first or second priority lien, as applicable, of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage Note and/or Mortgage (subject to the exceptions contained in (i)(a), (b) and (c) above) and such lender’s title insurance policy provides for adjustment in the Mortgage Interest Rate and Monthly Payment. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

(p) There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Seller has not waived any default, breach, violation or event of acceleration;

(q) There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to or equal with, the lien of the related Mortgage;

(r) All improvements which were considered in determining the Appraised Value (as defined in clause (i) of said definition) of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property;

(s) Each Mortgage Loan was originated by a savings and loan association, savings bank, commercial bank, credit union, insurance company, or mortgage banking company which is supervised and examined by a federal or state authority, or by a mortgage originator approved by the Secretary of Housing and Urban Development pursuant to Sections 2.03 and 2.11 of the National Housing Act or that is licensed to originate the related Mortgage Loan in accordance with the applicable laws of the jurisdiction in which such Mortgage Loan was originated;

(t) The origination, servicing and collection practices with respect to each Mortgage Note and Mortgage including, without limitation, the establishment, maintenance and servicing of the Escrow Accounts and Escrow Payments, if any, since origination, have been conducted in all respects in accordance with the terms of the Mortgage Note and in compliance with all applicable laws and regulations and, unless otherwise required by law, in accordance with the proper, prudent and customary practices in the mortgage origination and servicing business. With respect to the Escrow Accounts and Escrow Payments, if any, all such payments are in the possession or under the control of the Seller and there exists no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under any Mortgage or the related Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

(u) The Mortgaged Property is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

(v) The Mortgage and related Mortgage Note contain customary and enforceable provisions to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security intended to be provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial foreclosure. There is no other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgagor has not notified the Seller and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers and Sailors Civil Relief Act of 1940;

(w) The Mortgage Note is not and has not been secured by any collateral except the lien of the applicable Mortgage on the Mortgaged Property;

(x) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by an appraiser who meets the minimum requisite qualifications of the Agencies for appraisers, duly appointed by the originator, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; the appraisal is in a form acceptable to the Agencies, with such riders as are acceptable to the Agencies; such appraisal was conducted in compliance with all applicable laws and regulations and in accordance with the proper, prudent and customary practices in the appraisal business and represents the fair market value of the Mortgaged Property at the time of origination of the related Mortgage Loan;

(y) In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(z) No Mortgage Loan contains a permanent or temporary “buydown” provision;

(aa) No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property;

(bb) [Intentionally left blank];

(cc) The Mortgaged Property was lawfully occupied under applicable law and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

(dd) Any agreement with any servicer of the Mortgage Loans provides for the termination of the servicer on or prior to the Servicing Transfer Date without the payment of any termination fee or other expense by the Purchaser;

(ee) The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located; with respect to any Mortgage Loan registered with the MERS System, such registration complies with the rules and procedures of MERS;

(ff) Any future advances made to the Mortgagor prior to the Closing Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second lien priority, as applicable, by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to the Agencies. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(gg) If the Mortgaged Property is a condominium unit or a planned unit development, such condominium or planned unit development project, as of the date of origination, met the proper, prudent and customary standards used by experienced mortgagees similar to Seller in mortgage origination for similar mortgaged properties located in the same jurisdiction as the Mortgaged Property;

(hh) There are no hazard insurance claims pending nor have any loss drafts been submitted;

(ii) The Mortgage Note and Mortgage are on forms that comply with the proper, prudent and customary standards used by experienced mortgagees in mortgage origination for similar mortgaged properties located in the same jurisdiction as the Mortgaged Property;

(jj) The Mortgaged Property is located in the state indicated on the Mortgage Loan Schedule, and consists of a single parcel of real property with a detached single family residence erected thereon, or an individual condominium unit, or a 2-4 family dwelling or an individual unit in a planned unit development, none of which is a mobile home. Unless indicated on the related Mortgage Loan Schedule as a manufactured dwelling, no Mortgaged Property is a manufactured dwelling, and each Mortgaged Property identified as a manufactured dwelling on the Mortgage Loan Schedule is compliant with all applicable laws, rules, and regulations including HUD guidelines, the National Manufactured Housing Construction and Safety Standards Act of 1974, as amended, and the Federal Manufactured Home Construction and Safety Standards that were established June 15, 1976;

(kk) There are no circumstances or conditions with respect to the Mortgage, the Mortgage Property, the Mortgagor, the Mortgage File or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

(ll) The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

(mm) There are no circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans of similar characteristics originated by the Seller generally;

(nn) Each Mortgage Loan is covered by a valid and transferable tax service contract with Fidelity National Tax Service, or such other vendor as may be reasonably acceptable to the Purchaser, which may be assigned without the payment of any fee by the Purchaser;

(oo) Each Mortgage Loan is a Fixed Rate Mortgage Loan or an Adjustable Rate Mortgage Loan requiring monthly payments sufficient to amortize the original principal balance of the Mortgage Loan over the original term of the Mortgage loan as set forth in the related Mortgage Note and each monthly payment is due on the first day of each month. No Mortgage Loan has negatively amortized nor shall any Mortgage Loan have any negative amortization after the related Closing Date. With regard to the Adjustable Rate Mortgage Loans, the Mortgage Interest Rate adjusts in accordance with the related Mortgage Note. With respect to each Adjustable Rate Mortgage Loan, on each Interest Adjustment Date, the Mortgage Interest Rate shall be adjusted to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Mortgage Interest Rate Cap and the Lifetime Mortgage Interest Rate Cap as set forth in the respective Mortgage Note and the related Mortgage Loan Schedule. Except for any Mortgage Loan identified as a Convertible Mortgage Loan in the related Mortgage Loan Schedule or in the related bid files provided by the Seller, none of the Adjustable Rate Mortgage Loans contain a provision allowing the Mortgagor to convert the Mortgage Note from an Adjustable Rate Mortgage Loan to a Fixed Rate Mortgage Loan. The principal and interest due on each Mortgage Loan is calculated pursuant to the standard amortization (30/360 day interest accrual) method;

(pp) Each Mortgage Loan conforms to, and was underwritten in accordance with, the credit underwriting guidelines as set forth in the related Trade Confirmation and/or related Purchase Confirmation (subject to any additional restrictions set forth therein);

(qq) As of the related Closing Date, the Seller shall have received neither actual nor constructive notice that either a Mortgage Loan will be paid in full (whether by virtue of a demand statement or otherwise) or that any Mortgagor has elected to convert the related Mortgage Loan into a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note;

(rr) No Mortgage Loan is subject to the Home Ownership and Equity Protection Act of 1994, as amended, and no Mortgage Loan is in violation of or classified as “high cost,” “threshold,” “covered,” “predatory” or similarly defined loan under any applicable state or local ordinances, laws, orders, statutes, or regulations related to predatory or abusive lending;

(ss) No Mortgage Loan contains provisions pursuant to which Monthly Payments are (i) paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor or (ii) paid by any source other than the Mortgagor or contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature; none of the Mortgage Loans is currently subject to a completion escrow and with respect to each Mortgage Loan which was subject to a completion escrow, all appropriate forms were delivered and are contained in the Mortgage File, including, without limitation, Agency Form 442.

(tt) Each Mortgage Loan which is an “equity loan” within the meaning of Section 50(a)(6), Article XVI of the Texas Constitution, complies with all applicable Texas state law;

(uu) No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of any person including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan; no predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the borrower to repay and the extension of credit which has no apparent benefit to the borrower, were employed in the origination of the Mortgage Loan;

(vv) No Mortgage Loan which is a “home loan” as defined in the Georgia Fair Lending Act (the “Act”) was originated, brokered, solicited, processed, placed, negotiated, or offered on or after October 1, 2002 and prior to March 7, 2003, and no Mortgage Loan is a “high-cost home loan” as defined in the Act;

(ww) No Mortgage Loan is a “high-cost home loan” as defined in Part 41 of the General Regulations Banking Board of New York and Section 6-L of the New York State Banking Law;

(xx) Each Mortgage Loan constitutes a “qualified mortgage” under with Section 860G(a)(3)(A) of the Code and the REMIC Provisions;

(yy) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(zz) At the time of origination, the Mortgage Loans satisfied the Fannie Mae guidelines regarding environmental hazards as set forth in Part XI, Chapter 3, Section 307 of the Fannie Mae Sellers’ Guide;

(aaa) No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; and

(bbb) With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated.

Section 3.3 Remedies for Breach of Representations and Warranties. The representations and warranties set forth in Sections 3.1 and 3.2 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Furthermore, the absence of the Seller in either the chain of title or endorsement shall in no way limit the Purchaser’s recourse against the Seller as provided in this Section 3.3 for a breach of one or more of the Seller’s representations and warranties made herein. For purposes of this Agreement, the term “to the best of the Seller’s knowledge” means that the Seller reasonably believes such representation and warranty to be true, and has no knowledge or notice that such representation or warranty is inaccurate or incomplete, and, consistent with the standard of care exercised by prudent lending institutions, the Seller has conducted a reasonable inquiry to assure the accuracy and completeness of the applicable representation and warranty.

Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of one or more of the Mortgage Loans or the Purchaser’s interest therein, the party discovering such breach shall give prompt written notice to the other. The Seller shall have a period of sixty (60)

days from the earlier of the discovery of a breach by the Seller or the receipt by the Seller of notice of a breach within which to correct or cure such breach. If any such breach cannot be corrected or cured within such sixty (60) day period, the Seller shall, at the Purchaser’s option and not later than sixty (60) days after its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.1 and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser’s option, be repurchased by the Seller at the Repurchase Price. Any repurchase of a Mortgage Loan(s) pursuant to the foregoing provisions of this Section 3.3 shall be accomplished by wire transfer of immediately available funds on the repurchase date to an account designated by the Purchaser.

At the time of repurchase, the Purchaser and the Seller shall arrange for the reassignment of the repurchased Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Purchaser or its custodian relating to such Mortgage Loan. The Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase has taken place.

Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Sections 3.1 or 3.2 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with the relevant provisions of this Agreement.

Section 3.4 Indemnification of the Purchaser. In addition to the repurchase obligations set forth in Section 3.3, the Seller shall defend and indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, judgments and any related costs including, without limitation, reasonable and necessary legal fees, resulting from any claim, demand, defense or liability based upon or arising out of any act or omission on the part of the Seller in receiving, processing, funding or servicing any Mortgage Loan, or from any assertion based on, grounded upon or resulting from a breach or alleged breach of any of the Seller’s representations and warranties contained in this Article III. Without limiting in any way the repurchase obligations of the Seller set forth in Section 3.3 and indemnification obligations of the Seller set forth in this Section 3.4, the Purchaser shall have the right to offset from any amount it owes or is otherwise required to pay to the Seller hereunder or under any other agreement with the Seller any amount that the Seller owes or is otherwise required to pay to the Purchaser hereunder or under any other agreement with the Purchaser. In addition to the obligations of the Seller and rights and remedies of the Purchaser set forth in this Article III, the Purchaser may pursue any and all remedies otherwise available at law or in equity, including, but not limited to, the right to seek damages.

Section 3.5 Prepayment and Conversion Protection. In the event that any of the Mortgage Loans are (i) paid in full or (ii) converted to a Fixed Rate Mortgage Loan, in either case, within ninety (90) days of the related Closing Date, or (iii) subject to a breach of the representation set forth in Section 3.2(qq), the Seller shall, with respect to each such Mortgage Loan, pay to the Purchaser the product of (a) the positive difference, if any, between the Purchase Price Percentage (subject to any adjustments as contemplated in the Transaction Documents) and 100%, times (b) the unpaid principal balance of such Mortgage Loan at the time such Mortgage Loan is paid in full or converted, as applicable (the “Premium Recapture Amount”). In the event any Mortgage Loan is paid in full after the related Cut-off Date and on or prior to the related Closing Date, the Seller shall, in addition to the Premium Recapture Amount, pay the Purchaser the accrued interest paid by the Purchaser for such Mortgage Loan. Nothing contained in this Section 3.5 shall in any way limit the rights of the Purchaser to all collections and recoveries of principal and interest received or applied to any Mortgagor’s account and the Seller’s obligation to remit such recoveries of principal and interest to the Purchaser as provided in Section 2.3.

Section 3.6 Payment Default Protection. If the first, second or third Monthly Payment with a Due Date subsequent to the related Closing Date is not received by the Purchaser, whether from the Mortgagor directly or forwarded by the Seller if the Mortgagor has submitted the payment to the Seller, within thirty (30) days of its related Due Date, the Seller shall, at the Purchaser’s option and not later than five (5) Business Days after receipt of notice from the Purchaser, repurchase such Mortgage Loan at the Repurchase Price. The rights conferred to the Purchaser under this Section 3.6 shall be in addition to those rights conferred to the Purchaser under Section 3.2(b).

Section 3.7 Post-Closing Appraisal Review. Without in any way limiting or affecting any rights and remedies of the Purchaser, including, without limitation, the remedies accorded the Purchaser under Section 3.3 of this Agreement, the Purchaser shall have the right, within twelve (12) months after the related Closing Date, or the date on which the appraisal in the Mortgage File relating to the Mortgaged Property is received by the Purchaser from the Seller, whichever is later, to obtain an appraisal, broker’s price opinion, drive-by appraisal or any other comparable valuation measure with respect to any Mortgaged Property (collectively, the “Review Appraisal”). If the value of a Mortgaged Property, as determined by the Review Appraisal, is less than the value of the appraisal in the Mortgage File by (i) ten percent (10%) or more for a Mortgage Loan with an original LTV of less than or equal to eighty percent (80%) or (ii) five percent (5%) or more for a Mortgage Loan with an original LTV of greater than eighty percent (80%), the Purchaser may, at the Purchaser’s sole option, notify the Seller of the variance by providing the Seller with a copy of the Review Appraisal. Upon the Purchaser giving such notice of the variance to the Seller, the Seller shall repurchase the Mortgage Loan at the Repurchase Price not later than ten (10) Business Days after the Seller’s receipt of such notice from the Purchaser. Notwithstanding the foregoing, with regard to any Mortgage Loans that are determined to exceed the foregoing variances, as applicable, the Purchaser shall consider, in its sole and reasonable determination, compensating factors as provided by the Seller prior to requesting repurchase as contemplated herein.

Section 3.8 Post-Closing Examination of Mortgage Loans. As may be indicated in the related Purchase Confirmation, the parties may agree that the Purchaser shall have the right, after the related Closing Date, to review the Mortgage File (and such other documents) for each Mortgage Loan in a Mortgage Loan Package and, based on its review, request the Seller to repurchase any Mortgage Loan which the Purchaser, in its sole discretion, determines not to be in compliance with each of the representations and warranties contemplated in the Transaction Documents or which is otherwise unsatisfactory. With respect to any Mortgage Loan reviewed by the Purchaser on a post-closing basis which the Seller is obligated to repurchase from the Purchaser hereunder, the Seller shall, within five (5) Business Days of the Purchaser’s request therefor, repurchase any such Mortgage Loan at the Repurchase Price.

ARTICLE IV

INTERIM SERVICING OF THE MORTGAGE LOANS

Section 4.1 Sub-servicer. The Purchaser acknowledges that the Mortgage Loans may be serviced by a third party (a “Sub-servicer”) on behalf of and at the direction of the Seller. Consequently, with respect to any Mortgage Loan serviced by a Sub-servicer, any reference to the “Seller” in Article IV and Article V of this Agreement, as appropriate, shall also be deemed to refer to such Sub-servicer, acting at the direction of the Seller; however, it being understood that the Seller shall remain primarily responsible for each covenant and representation of Seller contained within this Agreement. The Seller hereby agrees that it shall be responsible for any reasonable and necessary fees or expenses incurred in connection with (i) the termination of any Sub-servicer and (ii) the transfer of servicing from a Sub-servicer to the Purchaser on the Servicing Transfer Date. The Seller further agrees that it shall be responsible for reimbursing any Sub-servicer for any negative Escrow Balances or Servicing Advances or other related expenses outstanding as of or incurred prior to the Closing Date for which such Sub-servicer has the right of reimbursement therefor.

Section 4.2 General. The Mortgage Loans will be purchased by the Purchaser and sold by the Seller on a servicing-released basis and the purchase of the Mortgage Loans by the Purchaser shall, for all purposes, include all Servicing Rights relating thereto. From the related Closing Date to the related Servicing Transfer Date, the Seller shall interim service the Mortgage Loans in full compliance with all federal, state and local laws, ordinances, rules and regulations, and in strict accordance with the terms of the related Mortgage Loan documents and this Agreement, and, to the extent not inconsistent herewith, the servicing standards of the Agencies. Without limiting the generality of the foregoing, the Seller shall not take, or fail to take, any action which would result in the Purchaser’s interest in the Mortgage Loans being adversely affected. It is expressly understood by the Seller that, during the Interim Servicing Period, the Purchaser may either securitize the Mortgage Loans into one or more mortgage backed securities to be issued during the Interim Servicing Period or market the Mortgage Loans for sale to a whole loan investor and, as such, the Seller agrees to comply with all reasonable requests of the Purchaser made prior to the related Servicing Transfer Date in order to effectuate the foregoing including, without limitation, any request for information or documentation in connection with any Mortgage Loan which the Purchaser deems is necessary to carry out the foregoing including, without limitation, all HMDA data required by the Agencies.

Section 4.3 Monthly Reporting. Within five (5) Business Days following the conclusion of each calendar month reporting and remittance cycle occurring during the Interim Servicing Period (each, a “Reporting Cycle”), if any, the Seller shall forward to the Purchaser with respect to the Mortgage Loans a full set of tapes and a trial balance as of the end of each such Reporting Cycle, which tapes and trial balance shall include information relating to all payment and other activity on the Mortgage Loans. With respect to each Mortgage Loan, such trial balance and collection reports shall provide complete details as to (i) any payments of principal or interest due after the related Cut-off Date (including all prepayments) and received or applied to any Mortgagor’s account, by the Seller during the Interim Servicing Period (or prior to the related Closing Date, if any such payments were not reflected in the calculation of the Purchaser Proceeds), (ii) any prepayments of principal and/or interest, (iii) any Mortgage Loan that is paid in full, (iv) the outstanding principal balance, (iv) the escrow balance, (v) any escrow advance, (vi) any Servicing Advances, (vii) any irregular payments, (viii) the payment due date, (ix) any collections and (v) any other information normally reported to owners of residential mortgage loans. The first set of reports and data file shall cover all activity on the Mortgage Loans from the Cut-off Date through the end of the calendar month first following the Closing Date. Each subsequent set of reports and data file shall cover all activity on the Mortgage Loans for the calendar month immediately preceding the month in which such reports are due to be delivered. The final set of reports and data file shall cover all activity from the last previous report through the Servicing Transfer Date and shall be delivered within three (3) Business Days following the Servicing Transfer Date

Section 4.4 Payoff Remittance and Reporting. As to each Mortgage Loan for which the Seller receives funds sufficient to pay the Mortgage Loan in full, the Seller shall remit said funds to the Purchaser, by wire transfer, within forty-eight (48) hours of its receipt of said funds and shall concurrently provide a report, by facsimile, which includes information sufficient to uniquely identify the Mortgage Loan to which such funds are related, the name of the related Mortgagor, the due date of the related Mortgage Loan, the amount of such funds allocable to principal, and the amount of such funds allocable to interest, and a designation of the nature of the funds as “Payoff Proceeds”.

Section 4.5 Remittances. Within five (5) Business Days following the conclusion of each calendar month following the Closing Date (unless such calendar month is the same calendar month in which the Servicing Transfer Date occurs), Seller shall remit to the Purchaser, by wire transfer, all collections of principal and interest, prepayments, principal curtailments, claims proceeds, and any other items due the Purchaser (the “Collections”) received by Seller prior to the Servicing Transfer Date on account of the Mortgage Loans. The first such remittance shall include all Collections received by the Seller subsequent to the Cut-off Date through the end of the first month following the Closing Date, less any amounts deduced from the Purchase Proceeds or any amounts previously remitted pursuant to Section 4.4. Each subsequent remittance shall include all Collections received by the Seller during the calendar month immediately preceding the month in which such remittance is due. The final remittance shall be made by the Seller within the third (3rd) Business Day following the Servicing Transfer Date and shall include all Collections, not previously remitted to the Purchaser, including Collections received by the Seller through and including the Servicing Transfer Date.

Section 4.6 Late Remittances. In the event that any remittance required to be made by the Seller pursuant to Section 4.4 or Section 4.5 or any funds required to be transferred pursuant to Section 5.3(e) hereof is made later than required thereby, then in addition to such remittance or transfer amount, the Seller shall pay to the Purchaser accrued interest on the amount of such remittance or transfer, as the case may be, from the date such remittance or transfer was due through and including the date on which it is actually paid at a rate equal to the then-prevailing one-month London Interbank Offered Rate plus three percent (3%), calculated as of the date such remittance or transfer of funds was due.

Section 4.7 Other Reports. On the first (1st) and fifteenth (15th), or the first Business Day thereafter respectively, of each month following the Closing Date and through and including the Servicing Transfer Date, and on and as of the Servicing Transfer Date, Seller shall deliver to Countrywide a report indicating the following:

(a)	A list of all scheduled foreclosure sale dates relating to the Mortgage Loans, including information sufficient to identify the Mortgage Loans and the date of the scheduled foreclosure sale;

(b)	A list of all foreclosure sales which were scheduled during the fifteen (15) days preceding the date of the report with an indication of the results of the foreclosure sale and information sufficient to identify the related Mortgage Loans;

(c)	A list of all Mortgage Loans for which relief from a bankruptcy stay was obtained during the fifteen (15) days preceding the date of the report and information sufficient to identify the related Mortgage Loans;

(d)	A list of all Mortgage Loans subject to an outstanding offer to modify the terms of the Mortgage Note and Mortgage together with information sufficient to identify the related Mortgage Loans; and

(e)	A list of all Mortgage Loans subject to reconveyance deadline dates during the thirty (30) days following the date of the report and information sufficient to identify the related Mortgage Loans.

Section 4.8 Whole Loan Transfers or Pass-Through Transfers. The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, the Purchaser may effect either one or more Whole Loan Transfers, and/or one or more Pass-Through Transfers.

(a) Whole Loan Transfers. With respect to each Whole Loan Transfer entered into by the Purchaser, the Seller, in its reasonable discretion, agrees:

(i) to cooperate reasonably with the Purchaser and any prospective purchaser with respect to all reasonable requests;

(ii) to execute or acknowledge, at the Purchaser’s discretion, an assignment by the Purchaser to a successor purchaser of some or all of the Mortgage Loans, which Mortgage Loans will be assigned subject to the representations and warranties set forth in this Agreement; and

(iii) to restate on the Reconstitution Date, all representations and warranties made by the Seller pursuant to this Agreement with respect to the Mortgage Loans and with respect to the Seller itself.

(b) Pass Through Transfers. The Purchaser and the Seller agree that in connection with the completion of a Pass-Through Transfer, the Seller, in its reasonable discretion, shall:

(i) provide the Purchaser with a certificate of a duly appointed officer of Seller that restates as of the Reconstitution Date all representations and warranties made by the Seller pursuant to this Agreement with respect to the Mortgage Loans and with respect to the Seller itself, together with any additional representations and warranties which may be required to be made by it in connection with the Pass-Through Transfer;

(ii) if the Seller is required to be a party to any of the Reconstitution Agreements, to execute any Reconstitution Agreement required to effectuate the foregoing;

(iii) provide to any master servicer or trustee, as applicable, and/or the Purchaser any and all publicly available information and appropriate verification of information which may be reasonably available to the Seller, whether through letters of its auditors and counsel or otherwise, as the Purchaser, trustee or a master servicer shall reasonable request as to the related Mortgage Loans; and

(iv) provide all other assistance reasonably requested by the Purchaser in connection with completion of the Pass-Through Transfer.

The Purchaser shall be entitled to include in any disclosure document any information provided by the Seller in connection with the Pass-Through Transfer and the Seller acknowledges and agrees that the related investors will be permitted to rely on such information as provided by the Seller. In addition, the Seller shall indemnify the Purchaser and its affiliates for any untrue or alleged untrue statement of any material fact contained in such information, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. If the Purchaser determines that the Seller is required to be a party to any Reconstitution Agreement, the Seller shall execute such Reconstitution Agreement within a reasonable period of time, but in no event shall such time exceed ten (10) Business Days after mutual agreement between the Purchaser and the Seller as to the terms thereof. In addition to the foregoing, the Seller acknowledges that the Purchaser may complete a Pass-Through Transfer on or prior to the related Servicing Transfer Date. In such event, the Seller agrees to undertake all additional obligations as may become necessary to facilitate the Pass-Through Transfer, including, without limitation, the assumption of the obligation to act as “master servicer” for the period starting on the closing of the Pass-Through Transfer through and including the related Servicing Transfer Date and the preparation, execution and approval of all documents and disclosures incident thereto.

(c) Continuing Liabilities. All of the Mortgage Loans, including those Mortgage Loans that are subject to a Pass-Through Transfer or a Whole Loan Transfer, shall continue to be subject to this Agreement, and with respect thereto, this Agreement shall remain in full force and effect. In no event shall the Seller be relieved of its obligations set forth in Article III hereof.

ARTICLE V

TRANSFER OF SERVICING RIGHTS

Section 5.1 Transfer of Servicing. The Seller agrees to act reasonably, in good faith and in accordance with all applicable laws and regulations and to do all things necessary to effect the transfer of the related Servicing Rights to the Purchaser on the Servicing Transfer Date including, without limitation, complying with all instructions provided by the Purchaser relating to the transfer of the Servicing Rights.

Section 5.2 Obligations of the Seller Prior to the Servicing Transfer Date. Without limiting the generality of Section 5.1, the Seller shall take, or cause to be taken, the following actions with respect to the Mortgage Loans prior to the related Servicing Transfer Date (or within such time as may otherwise be specified below) in order to effect the transfer of the Servicing Rights to the Purchaser on the related Servicing Transfer Date:

(a) Preliminary Test Tape. On or prior to the related Closing Date, the Seller shall forward to the Purchaser a preliminary test tape (including master file, escrow file (including payee codes), ARM master file, ARM history, name, address, and telephone number of first lien holder and loan number of first lien with respect to any second lien Mortgage Loans, all HMDA data required by law, etc.) containing all of the Mortgage Loans as of the date mutually agreed upon by the Seller and the Purchaser. The preliminary test tape shall include all field descriptions and record layouts;

(b) Notice to Hazard Insurers. The Seller shall inform by written notice all hazard insurance companies and/or their agents of the transfer and request a change in the loss payee mortgage endorsement clause to the Purchaser’s name. The Seller shall provide the Purchaser with a copy of the notification letter;

(c) [Intentionally left blank];

(d) Tax Service Contracts. The Seller shall have obtained a life of loan, transferable real estate tax service contract with a tax service company reasonably acceptable to the Purchaser on all of the Mortgage Loans and shall assign all such contracts to the Purchaser or, in the alternative, the Seller shall notify the Purchaser as to any Mortgage Loans for which it has not procured the requisite contract and shall pay to the Purchaser a fee for each such Mortgage Loan equal to the fee or premium that is customarily charged for each such contract, as determined by the Purchaser in its reasonable discretion;

(e) Flood Certifications. The Seller shall have obtained a life of loan, transferable flood certification contract for each Mortgage Loan and shall assign all such contracts to the Purchaser or, in the alternative, the Seller shall notify the Purchaser as to any Mortgage Loans for which it has not procured the flood certification referenced above and shall pay to the Purchaser a fee for each such Mortgage Loan equal to the fee that is customarily charged for each such contract, as determined by the Purchaser in its reasonable discretion;

(f) Notice to Mortgagors. The Seller shall, no later than fifteen (15) days prior to the related Servicing Transfer Date, inform in writing all Mortgagors of the change in servicer from the Seller to the Purchaser, all in accordance with applicable law. The Seller shall obtain the Purchaser’s approval of the form of such notifications prior to their mailing. The Seller acknowledges that the Purchaser’s review of this notice shall not be a review for statutory or regulatory compliance purposes, and that the Seller shall have the sole responsibility for such compliance. The Seller shall provide the Purchaser with a copy of one notification letter;

(g) Payment of Real Estate Taxes. The Seller shall make or cause to be made all payments of all real estate taxes on the Mortgage Loans which (i) will be delinquent on or prior to the related Servicing Transfer Date, (ii) are required to be paid within thirty (30) days after the related Servicing Transfer Date to receive a discount, or (iii) will be delinquent within thirty (30) days after the related Servicing Transfer Date; provided, however, that the Seller has received notice of the same from the applicable taxing authorities. If tax bills have not been received by the Seller by the related Servicing Transfer Date on any Mortgage Loans subject to this subsection, the Seller shall obtain and pay all tax bills subsequent to the related Servicing Transfer Date that are assessable against the applicable property (and relate only to the time period) prior to the related Servicing Transfer Date and the Purchaser will promptly reimburse the Seller upon receipt from the Seller of documentation evidencing such payment. With respect to Mortgage Loans with Escrow Accounts, the Seller shall ensure that all taxes which would otherwise be delinquent by the related Servicing Transfer Date, if not paid by such date, have been paid. The Seller shall hold harmless and indemnify the Purchaser against any and all costs, expenses, penalties, fines, damages and judgments of whatever kind arising from the Seller’s failure to pay, or cause to be paid, any real estate taxes required to be paid herein;

(h) Payment of Insurance Premiums. The Seller shall pay all hazard and flood insurance premiums required to be paid prior to the related Servicing Transfer Date or within thirty (30) days after the related Servicing Transfer Date on all Escrow Accounts relating to the Mortgage Loans. The Seller ashall also ensure that all premiums required to be paid prior to the related Servicing Transfer Date by the Mortgagors for Mortgage Loans without Escrow Accounts have been paid. With respect to any Mortgage Loan subject to force-placed insurance, the Seller shall maintain such insurance which shall be in full force and effect through thirty (30) days after the Servicing Transfer Date. With respect to each of the Mortgage Loans which do not have an impound or escrow account maintained for the payment of taxes and insurance, the Seller shall hold harmless and indemnify the Purchaser against any and all costs, expenses, penalties, fines, damages and judgments of whatever kind arising from the Seller’s failure to ensure that the related Mortgagor is maintaining adequate insurance coverage on the Mortgaged Property at all times prior to the related Servicing Transfer Date pursuant to Section 5.2(h) and in accordance with the terms of the any document contained in the Mortgage File or any applicable law or regulation including, without limitation, adequate flood insurance coverage for all Mortgaged Properties located within an “A” or “V” flood hazard area;

(i) ARM Adjustments. With respect to each Adjustable Rate Mortgage Loan whose index value for any Interest Adjustment Date is available on or prior to the related Servicing Transfer Date, the Seller shall make all such adjustments and shall inform the related Mortgagors of such adjustments; and

(j) Notice to Sub-servicers. On or prior to the related Closing Date, the Seller shall inform by written notice all sub-servicers who perform servicing obligations with respect to the Mortgage Loans of the sale of the Mortgage Loans to the Purchaser and of the transfer of the Servicing Rights to the Purchaser on the related Servicing Transfer Date. The Seller shall provide the Purchaser with a copy of the notification letter.

Section 5.3 Obligations of the Seller after the Servicing Transfer Date. Without limiting the generality of Section 5.1, the Seller shall take, or cause to be taken, the following actions with respect to the Mortgage Loans within three (3) Business Days following the related Servicing Transfer Date (or within such time as may otherwise be specified below):

(a) Tape. The Seller shall furnish to the Purchaser all available computer or like records requested by the Purchaser reflecting the status of payments, balances and other pertinent information with respect to the Mortgage Loans as of the related Servicing Transfer Date (including, without limitation, (i) master file, (ii) escrow file (including payee codes), (iii) ARM master file, (iv) ARM history, (v) name, address, and telephone number of first lien holder and loan number of first lien with respect to any second lien Mortgage Loans, and (vii) all HMDA data required by the Agencies). Such records shall include magnetic tapes reflecting all computer files maintained on the Mortgage Loans and shall include hard copy trial balance reports as specifically requested by the Purchaser. To the extent the such information has been provided to the Seller by its tax service and insurance providers, the Seller shall furnish to the Purchaser tax and insurance information identifying the payee, the payee address, the next payment due date, the next amount payable and the policy number/parcel number);

(b) Mortgage File. If the Seller has not already done so, the Seller shall have forwarded a complete Mortgage File with respect to each Mortgage Loan;

(c) Accounting Reports. The Seller shall furnish to the Purchaser copies of all accounting reports relating to the Mortgage Loans as of the related Servicing Transfer Date including, without limitation, a trial balance and reports of collections, delinquencies, prepaids, curtailments, escrow payments, escrow balances, partial payments, partial payment balances and other like information with respect to the Mortgage Loans;

(d) Other Documentation. The Seller shall provide the Purchaser any and all further documents reasonably required by the Purchaser in order to fully transfer to the Purchaser possession of all tangible evidence of the Servicing Rights and escrow, impound and trust funds transferred hereunder;

(e) Transfer of Escrow Funds and Other Proceeds. Within three (3) Business Days following the related Servicing Transfer Date, the Seller shall transfer to the Purchaser, by wire transfer to the account designated by the Purchaser, an amount equal to the sum of (i) all Collections received after the Cut-off Date not previously remitted pursuant to Section 4.5 above, plus (ii) the aggregate amount of the positive Escrow Balances (as determined on a loan level basis for each Mortgage Loan), plus (iii) all unapplied interest on Escrow Balances accrued through the related Servicing Transfer Date, (iv) all undistributed insurance loss draft funds, (v) all unapplied funds received by the Seller, (vi) all unapplied interest on escrow balances accrued through the related Servicing Transfer Date, (vii) all buydown funds held by the Seller as of the related Servicing Transfer Date, and (viii) all other amounts held by the Seller with respect to the Mortgage Loans as of the related Servicing Transfer Date for which the Seller is not entitled to retain (collectively, the “Escrow Proceeds”). Notwithstanding the foregoing, the Purchaser shall not be required to reimburse the Seller for any Servicing Advances incurred by the Seller, whether billed or unbilled, prior to the related Closing Date. Within five (5) Business Days following the Purchaser’s receipt of the Escrow Proceeds, the Seller and the Purchaser shall resolve any discrepancies between the Seller’s accounting statement and the Purchaser’s reconciliation with respect thereto. No later than ten (10) Business Days following the related Servicing Transfer Date, the Seller or the Purchaser, as the case may be, shall transfer to the other, by wire transfer to the designated account, any amounts to which the other party is entitled; and

(f) Mortgage Payments Received After Servicing Transfer Date. The Seller shall promptly forward to the Purchaser any payment received by it after the related Servicing Transfer Date with respect to any of the Mortgage Loans, whether such payment is in the form of principal, interest, taxes, insurance, loss drafts, insurance refunds, etc., in the original form received, unless such payment has been received in cash or by the Seller’s lock box facility, in which case the Seller shall forward such payment in a form acceptable to the Purchaser. The Purchaser hereby acknowledges that wire transfer is, without limitation, one such acceptable form of payment. The Seller shall notify the Purchaser of the particulars of the payment, which notification shall set forth sufficient information to permit timely and appropriate processing of the payment by the Purchaser.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

(i)	if to the Seller:

Encore Credit Corp.

101 Innovation Drive, Suite 200

Irvine, California 92612

Attn: Mr. John Kontoulis, Executive Vice President

With copy to:

Encore Credit Corp.

101 Innovation Drive, Suite 200

Irvine, California 92612

Attn: Mr. Jon R. Daurio, Esq., Executive Vice President

(ii)	if to the Purchaser:

Countrywide Home Loans, Inc.

4500 Park Granada

Calabasas, California 91302

Attn: Mr. Michael W. Schloessmann, Vice President

With copy to: General Counsel

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 6.2 Intention of the Parties. Pursuant to this Agreement, the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or any other security. Accordingly, the Seller and the Purchaser shall each treat the transaction for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans and the Servicing Rights. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the federal income tax consequences of owning the Mortgage Loans and the Servicing Rights and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

Section 6.3 Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 6.4 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to “Sections,” “Subsections,” “Paragraphs,” and other Subdivisions without reference to a document are to designated Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f) the term “include” or “including” shall mean without limitation by reason of enumeration.

Section 6.5 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 6.6 Further Agreements. The Seller shall execute and deliver to the Purchaser and the Purchaser shall execute and deliver to the Seller such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 6.7 Execution of Agreement. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement shall be deemed binding when executed by both the Purchaser and the Seller. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Section 6.8 Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller without the consent of the Purchaser. This Agreement may be assigned, pledged or hypothecated or otherwise transferred or encumbered by the Purchaser, in whole or part, without the consent of the Seller. If the Purchaser assigns all of its rights as the Purchaser hereunder relating to some or all of the Mortgage Loans, the assignee of the Purchaser, upon notification to the Seller, will become the “Purchaser” hereunder with respect to such Mortgage Loans assigned hereby.

Section 6.9 Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any relevant jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

Section 6.10 Costs. The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and expenses of its custodian. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including recording fees, fees for title policy endorsements and continuations and the Seller’s attorney’s fees, shall be paid by the Seller.

Section 6.11 Attorneys’ Fees. If any claim, legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of a dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that claim, action or proceeding, in addition to any other relief to which such party may be entitled.

Section 6.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to agreements entered into and wholly performed within said jurisdiction.

Section 6.13 Survival. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement.

Section 6.14 Entire Agreement. This Agreement and the related Trade Confirmation and Purchase Confirmation constitute the entire understanding between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications regarding the same. The Seller and the Purchaser understand and agree that no employee, agent or other representative of the Seller or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Trade Confirmation or related Purchase Confirmation. Neither this Agreement nor the related Trade Confirmation nor the related Purchase Confirmation shall not be modified, amended or in any way altered except by an instrument in writing signed by both the parties hereto.

Section 6.15 Confidentiality. The Seller and the Purchaser hereby acknowledge and agree that this Agreement shall be kept confidential and its contents will not be divulged to any party without the other party’s consent except to the extent that it is appropriate for the Seller or the Purchaser to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies.

Section 6.16 No Solicitation. From and after the related Closing Date, the Seller agrees that it will not take any action or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on the Seller’s behalf, to solicit in any manner whatsoever any Mortgagor for any purpose, including, without limitation, to prepay or refinance a Mortgage Loan. It is understood and agreed by the Seller and the Purchaser that all rights and benefits relating to the solicitation of any Mortgagors shall be transferred to the Purchaser pursuant hereto on the related Closing Date and the Seller shall take no action to undermine these rights and benefits. The Seller shall use its best efforts to prevent the sale of the name of any Mortgagor to any person or entity. Jon to confirm acceptability.

Section 6.17 Conflicts between Transaction Documents. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and either the Trade Confirmation or Purchase Confirmation, the terms of the Trade Confirmation or Purchase Confirmation, as the case may be, shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

COUNTRYWIDE HOME LOANS, INC.,
the Purchaser

By:	/s/ WILLIAM C. BUELL VI
William C. Buell VI
Vice President

ENCORE CREDIT CORP.,
the Seller

By:	/s/ JON DAURIO
Name: Jon Daurio
Title: EVP